EXHIBIT 99.3

                                                          [Letterhead of Hughes]



                                January 22, 2004


XM Satellite Radio Holdings Inc.
1500 Eckington Place, N.E.
Washington, DC 20002
Attention: Mr. Joe Titlebaum, Esq.


Dear Mr. Titlebaum:

           Pursuant to an underwritten offering (the "Offering") of shares of Class A Common Stock, par value 5.01 per share (the "Class A Common Stock"), of Xlvi Satellite Radio Holdings Inc. ("XM"), XM will offer 7,000,000 shares of Class A Common Stock, Hughes Electronics Corporation ("Hughes") will offer 10,000,000 shares of Class A Common Stock and affiliates of Madison Dearborn Partners ("Madison") will offer 3,000,000 shares of Class A Common Stock. The Offering will include an over-allotment option of up to 3,000,000 shares of Class A Common Stock (the "Overallotment"), all of which will be offered for sale by Hughes. You have indicated to us that all necessary consents and waivers have been obtained from other XM security holders in order to consummate the Offering and take the other actions specified in the Consent and Waiver Agreements delivered to Hughes in its capacity as a holder of Series C Preferred Stock and the Notes (each as defined below). The shares of Class A Common Stock offered by Hughes (including any shares of Class A Common Stock sold as part of the Overallotment) will be drawn in accordance with the following paragraph.

           Pursuant to Section 9.1 of the Note Purchase Agreement, dated as of December 21, 2002, by and among XM and the investors named therein relating to the purchase of 10% Senior Secured Discount Convertible Notes (the "Notes") of Xlvi, Hughes, the registered holder as of the date hereof of $13,299,633.67 of principal value of Notes, elects to convert all of such Notes into shares of Class A Common Stock. All of these shares will be included in the Offering. Pursuant to Section 4.1 of the certificate of designation governing the 8.25% Series C Convertible Redeemable Preferred Stock (the "Series C Preferred Stock"), Hughes, the registered holder as of the date hereof of 20,000 shares of Series C Preferred Stock, elects to convert all such shares of Series C Preferred Stock into shares of Class A Common Stock. Pursuant to the terms of the Series A Convertible Preferred Stock, par value 5.01 per share (the "Series A Preferred Stock"), Hughes, the registered holder as of the date hereof of 5,393,252 shares of Series A Preferred Stock, elects to convert all or a portion of such shares of Series A Preferred Stock into shares of Class A Common Stock, sufficient to deliver the shares to be sold by Hughes in the Offering. This election to convert the Notes, the Series C Preferred Stock and the Series A Preferred Stock is based on the participation outlined herein in the Offering and is executed and delivered concurrently with the execution and delivery of the Underwriting Agreement for the Offering.

           This notice of conversion replaces and supersedes the notice of conversion dated January 13, 2004, and is delivered as of the date of the signing of the Underwriting Agreement relating to the Offering. Interest on the Notes and dividends on the Series C Preferred Stock shall be suspended on the date hereof with conversion of the applicable securities referred to in the preceding paragraph to become effective immediately prior to the consummation of the Offering; provided, however, that if the Offering is not consummated for any reason, this notice of conversion shall be rescinded. Please advise me immediately if anything further is required by XM.

                                            Very truly yours,

                                            HUGHES ELECTRONICS CORPORATION

                                            By: /s/ Larry D. Hunter
                                               ---------------------------------
                                               Name:  Larry D. Hunter
                                               Title: Senior Vice President and
                                                      General Counsel


Acknowledged and agreed this 22nd day
of January, 2004

XM SATELLITE RADIO HOLDINGS INC.


By:    /s/ Joseph F. Titlebaum
       -----------------------------------------
Name:  Joseph F. Titlebaum
Title: Executive Vice President